Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fairfield Communities, Inc. of our report dated February 2, 1998, included in the 1997 Annual Report to Shareholders of Fairfield Communities, Inc.

Our audits also included the financial statement schedule of Fairfield Communities, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. We did not audit the 1996 and 1995 consolidated financial statements of Vacation Break U.S.A., Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 36% in 1996, and total revenues constituting 37% in 1996, and 30% in 1995 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Vacation Break U.S.A., Inc., is based solely on the report of the other auditors. In our opinion, based on our audits and, for 1996 and 1995, the report of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-19261) pertaining to the December 19, 1996 Restricted Stock Agreement, (Form S-3, No. 333-43045) pertaining to the Vacation Break U.S.A., Inc. "Selling Stockholders", (Form S-3, No. 333-42963) pertaining to the Apex Marketing, Inc. "Selling Stockholders", (Form S-8 No.33-55841) pertaining to the Fairfield Communities, Inc. Third Amended and Restated 1992 Warrant Plan, (Form S-8, No. 333-16605) pertaining to the Fairfield Communities, Inc. Employee Stock Purchase Plan, (Form S-8 No. 333-27833) pertaining to the Fairfield Communities, Inc. Second Amended and Restated 1997 Stock Option Plan, and (Form S-8, No. 333-42901) pertaining to the Vacation Break U.S.A., Inc. Directors' Stock Option Plan and the Vacation Break U.S.A., Inc. 1995 Stock Option Plan of our report dated February 2, 1998, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Fairfield Communities, Inc.



Little Rock, Arkansas
March 12, 1998